Exhibit 10.40
NON-QUALIFIED STOCK OPTION AGREEMENT
1997 NORDSTROM STOCK OPTION PLAN
TIME VESTED OPTIONS
A NON-QUALIFIED STOCK OPTION for the number of shares of Common Stock (hereinafter the “Option”) as noted on your “Notice of Grant of Stock Options,” of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the “Optionee,” at the price determined as provided in and in all respects subject to, the terms, definitions and provisions of the 1997 Nordstrom Stock Option Plan (the “Plan”) adopted by the Company, which is incorporated by reference herein and subject to the following:
1.	Option Price. The option price, being one hundred percent (100%) of the fair market value as determined by the New York Stock Exchange closing price on the date of the grant, of the Common Stock of this Option, as noted on your “Notice of Grant of Stock Options”.
2.	Vesting and Exercise of Option. This Option shall vest and be exercisable in accordance with the provisions of the Plan as follows:
(a)	Schedule of Vesting and Rights to Exercise.

Years of Following	Percent of
Grant of Option Right	Option
During year 1	0
During year 2	25
During year 3	50
During year 4	75
After year 4	100
(b)	Method of Exercise. This Option shall be exercisable by a written notice which shall:
(i) state the election to exercise the Option, the number of shares, the total option price, name, address and social security number of the Optionee;
(ii) be signed by the person entitled to exercise the Option; and
(iii) be in writing and delivered to the Executive Benefits Department.
Alternatively, the Company may require that all or certain stock option exercises be made through a designated stock broker. Procedures for such exercise shall be disseminated to the Optionee.
Payment of the purchase price of any shares with respect to which an Option is being exercised shall be by check or may be by means of the surrender of shares of Common Stock previously held by Optionee, having a fair market value at least equal to the exercise price. The certificate or certificates or shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option unless another person is specified. Options hereunder may not at any time be exercised for a fractional number of shares.
(c)	Restrictions on Exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the exercise of this Option the Company may require the person exercising the Option to make any representation and warranty to the
Revised 2/27/2001
(OVER)

Company as the Company’s counsel believes may be required by any applicable law or regulation.
3.	Non-transferability of Option. This Option may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.
4.	Termination of Employment. Except as set forth below, this Option may only be exercised while the Optionee is an employee of the Company. If an Optionee’s employment is terminated, the Optionee or his or her legal representative shall have the right to exercise the Option after such termination as follows:
(a)	If the Optionee dies, the persons to whom the Optionee’s rights have passed by will or the laws of descent and distribution pay exercise such rights. If this option was granted at least six (6) months prior to death it shall continue to vest and may be exercised during the period ending four (4) years after the Optionee’s death, but in no event later than ten (10) years after the date of grant.

(b)	If the Optionee’s employment is terminated due to his or her embezzlement or theft of Company funds, defraudation of the Company, violation of Company rules, regulations or policies, or any intention act which harms the Company, such Option, to the extent not exercised as of the date of termination, shall be terminated as of that date.

(c)	If the Optionee’s employment is terminated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code, this Option, if granted at least six (6) months prior to such termination, shall continue to vest and may be exercised during the period ending four (4) years after termination, but in no event later than ten (10) years after the date of grant.

(d)	If the Optionee’s employment is terminated due to his or her retirement upon attaining age 50 with 10 years of service to the company or age 60, this Option, if granted at least six (6) months prior to such termination, shall continue to vest and may be exercised during the period ending four (4) years after termination, but in no event later than ten (10) years after its grant.

(e)	If the Optionee’s employment is terminated for any reason other than those set forth in subparagraphs (a), (b), (c) and (d) above, the Optionee may exercise his or her Option, to the extent exercisable as of the date of his or her termination, within one hundred (100) days after termination, but in no event later than ten (10) years after its grant.
5.	Term of Option. This Option may not be exercised more than ten (10) years from the date of original grant of this option and may be exercised during such term only in accordance with the Plan and the terms of this Option.

6.	Adjustments Upon Changes in Capitalization. As provided in the Plan, the number and kind of shares of Company stock subject to this Option shall be appropriately adjusted along with a corresponding adjustment in the Option price to reflect any stock dividend, stock split split-up or any combination or exchange of shares, however accomplished.

7.	Additional Option. The Stock Option Committee may or may not grant you additional stock option in the future. Nothing in this grant of option or any future grant should be construed as suggesting that additional option grants to you will be forthcoming.
Revised 2/27/2001

NOTICE OF GRANT OF STOCK OPTIONS
Nordstrom, Inc
1321 Second Avenue
Seattle, WA 98101
<NAME>
On February 27, 2001, Nordstrom, Inc. awarded you <shares granted> non-qualified stock options to purchase shares of Nordstrom, Inc. stock at $19.00 per share.
Your option will vest over a four-year period according to the following schedule:

Shares	Vest Date	Expiration
( Shares )	2/27/2002	2/27/2011
( Shares )	2/27/2003	2/27/2011
( Shares )	2/27/2004	2/27/2011
( Shares )	2/27/2005	2/27/2011
Please keep this Notice for your records You are not required to return this or any other document to Nordstrom, Inc. in connection with your grant.
If you have any questions about your grant, please call the Executive Benefit Department at (206) 233-5526 or tie line 8-891-5526

NOTICE OF GRANT OF STOCK OPTIONS
Nordstrom, Inc.
1321 Second Avenue
Seattle, WA 98101

<NAME>

On August 20, 2001, Nordstrom, Inc. awarded you <number of shares> non-qualified stock options to purchase shares of Nordstrom, Inc. stock at $21.00 per share.
Your option will vest over a four-year period according to the following schedule:

Shares	Vest Date	Expiration
<shares1>	08/20/2002	08/20/2011
<shares2>	08/20/2003	08/20/2011
<shares3>	08/20/2004	08/20/2011
<shares4>	08/20/2005	08/20/2011
Please keep this Notice for your records. You are not required to return this or any other document to Nordstrom, Inc. in connection with your grant.
If you have any questions about your grant, please call the Executive Benefit Department at (206) 233-5526 or tie line 8-891-5526. After August 30, 2001, please call (206) 303-5855 or tie line 8-805-5855.